Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year

TEANECK, N.J., August 29, 2016 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2016. It also provided guidance for its fiscal year ending June 30, 2017.

•	Highlights for the June 2016 quarter (compared to the June 2015 quarter)

–	Net sales of $189 million, an increase of 2%

–	Net income of $15 million, an increase of 46%

–	Diluted EPS of $0.38, an increase of 46%

–	Adjusted EBITDA of $28 million, an increase of 4%

–	Adjusted diluted EPS of $0.40, a decrease of 9%

•	Highlights for the June 2016 year (compared to the June 2015 year)

–	Net sales of $752 million, a slight increase. Excluding the 2015 vaccine milestone licensing revenue, net sales increased 1%

–	Net income of $83 million, an increase of 37%. Excluding the 2015 vaccine milestone licensing revenue and income, net income increased 58%

–	Diluted EPS of $2.07, an increase of 37%. Excluding the 2015 vaccine milestone licensing revenue and income, diluted EPS increased 58%

–	Adjusted EBITDA of $114 million, an increase of 4%. Excluding the 2015 vaccine milestone licensing revenue and income, adjusted EBITDA increased 12%

–	Adjusted diluted EPS of $1.61, a decrease of 6%. Excluding the 2015 vaccine milestone licensing revenue and income, adjusted diluted EPS increased 6%

•	Guidance for the June 2017 year, compared to the June 2016 year

–	Net sales of $750 - $770 million, an increase of 0% - 2%

–	Adjusted EBITDA of $116 - $120 million, an increase of 2% - 5%

–	Adjusted diluted EPS of $1.38 - $1.45, a decrease of 3% to an increase of 1%. Guidance for 2017 and comparative 2016 amounts reflect a revised methodology for the adjusted provision for income taxes.

COMMENTARY

“Our core Animal Health segment reported 7% revenue growth for the fourth quarter. Adjusted EBITDA growth of 4% was below recent trends due to product mix and manufacturing costs related to production interruptions,” commented Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. “Some of our U.S. customers continue to reduce usage of antibacterials that are classified as medically important by the Food and Drug Administration, in anticipation of upcoming regulatory changes and in response to consumer preferences for the reduction or elimination of antibacterials in protein production. While U.S. MFAs and other declined in the quarter, our international volumes grew. We believe international volume increases will continue to be a substantial offset to potential U.S. declines. Nutritional specialties and vaccines reported good growth as producers look for alternatives to maintain the health of their animals.”

QUARTERLY RESULTS

Net sales

Net sales of $189.2 million for the three months ended June 30, 2016 increased $4.2 million, or 2%, as compared to the three months ended June 30, 2015. Animal Health and Performance Products grew $8.7 million and $0.8 million, respectively, offset by declines in Mineral Nutrition of $5.3 million.

Animal Health

Net sales of $126.2 million for the three months ended June 30, 2016 grew $8.7 million, or 7%. The growth was primarily due to volume increases across all product groups. Vaccines grew $3.4 million, or 29%, including the January 2016 acquisition of MVP Laboratories, Inc. (“MVP”). Certain vaccine sales were reduced by the continuing effects of production interruptions earlier in the year to implement Good Manufacturing Practices capital improvements. Nutritional specialty products grew $3.1 million, or 14%, primarily due to U.S. volume growth of our products for the dairy and poultry industries. MFAs and other increased $2.2 million, or 3%, primarily due to volume increases in Brazil and other international markets, partially offset by declines in U.S. sales of certain MFAs.

Mineral Nutrition

Net sales of $50.3 million for the three months ended June 30, 2016 decreased $5.3 million, or 9%. Sales declined primarily due to lower average selling prices driven by underlying raw material costs, as well as slightly reduced volumes on seasonal variations in demand for trace mineral products.

Performance Products

Net sales of $12.7 million for the three months ended June 30, 2016 increased $0.8 million, or 6%. Sales increased due to higher volumes of copper-based and industrial chemical products, partially offset by lower average selling prices of copper-based products.

Gross profit

Gross profit of $59.6 million for the three months ended June 30, 2016 decreased $0.4 million, or 1%. Gross profit decreased to 31.5% of net sales for the three months ended June 30, 2016, as compared to 32.4% for the three months ended June 30, 2015. Animal Health gross profit decreased $1.1 million due to: (i) unfavorable product mix of MFA and other sales; (ii) unfavorable vaccine manufacturing costs related to production interruptions; (iii) $1.0 million of acquisition-related cost of goods sold from the inventory step-up related to the MVP acquisition; and, (iv) increased depreciation expense of $1.0 million due to recent capital expenditures. Volume growth and favorable production costs of nutritional specialties products partially offset the negative factors. Mineral Nutrition gross profit was even with last year, as lower average selling prices were offset by lower material costs. Performance Products gross profit increased $0.6 million due to higher volumes of industrial chemical products and lower material costs of copper-based products, partially offset by lower average selling prices of copper-based products.

Excluding the $1.0 million of acquisition-related cost of goods sold and acquisition-related amortization for each period, gross profit increased $1.0 million, or 2%.

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Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $39.5 million for the three months ended June 30, 2016 increased $0.5 million, or 1%, as compared to the three months ended June 30, 2015. Performance Products accounted for $0.8 million of the increase due to increased accruals for environmental remediation costs. Corporate expenses accounted for $0.3 million of the increase, due to increased compensation and office-related costs. Lower costs for Mineral Nutrition due to one-time expenses in the prior year partially offset the increases.

Excluding acquisition-related intangible amortization and accrued compensation for both years, SG&A increased $0.1 million.

Interest expense, net

Interest expense, net of $4.5 million for the three months ended June 30, 2016 increased $0.8 million, primarily due to interest on increased borrowings under our revolving credit facility.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2016 amounted to net gains of $2.5 million, as compared to $1.5 million in net losses for the three months ended June 30, 2015. Foreign currency gains in the three months ended June 30, 2016 were primarily due to the movement of Brazil and Belgium currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision (benefit) for income taxes

The provision for income taxes for the three months ended June 30, 2016 was $2.8 million, an effective tax rate of 15.6%. The provision included $2.6 million for benefits related to the exercise of employee stock options and certain other discrete items. Excluding the benefits, the provision for income taxes was an effective tax rate of 30.0%. The provision for income taxes for the quarter ended June 30, 2015 was $5.4 million, an effective tax rate of 34.2%.

Net income (loss)

Net income of $15.2 million for the three months ended June 30, 2016 increased $4.8 million, compared to net income of $10.4 million for the three months ended June 30, 2015, as a result of the factors described above.

Diluted EPS

Diluted EPS was $0.38 for the three months ended June 30, 2016, an increase of $0.12, compared to $0.26 for the three months ended June 30, 2015, as a result of the increase in net income.

Adjusted EBITDA

Adjusted EBITDA of $28.3 million for the three months ended June 30, 2016 increased $1.2 million, or 4%, as compared to the three months ended June 30, 2015. Animal Health adjusted EBITDA increased $1.6 million, or 5%, due to sales growth, partially offset by increased SG&A expenses. Mineral Nutrition increased $0.2 million, or 5%, due to lower SG&A expenses as lower average selling prices were offset by lower product costs. Performance Products decreased $0.1 million due to higher SG&A expenses. Corporate expenses increased $0.5 million due to increased compensation and office-related costs.

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Adjusted diluted EPS

Adjusted diluted EPS was $0.40 for the quarter, a decline of $0.04 compared to $0.44 last year. Increased depreciation expense, interest expense and income taxes accounted for approximately $0.07 of the decline. Adjusted EBITDA contributed approximately $0.03 of growth, partially offsetting the other factors.

FULL YEAR RESULTS

Our results for the fiscal year ended June 30, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

Net sales

Net sales of $751.5 million for the year ended June 30, 2016 increased $2.9 million, or less than 1%, as compared to the year ended June 30, 2015. Animal Health grew $15.3 million, while Mineral Nutrition and Performance Products declined $10.4 million and $2.0 million, respectively.

Excluding the prior year $8.0 million of vaccine licensing milestone revenue, net sales increased $10.9 million, or 1%.

Animal Health

Net sales of $486.1 million for the year ended June 30, 2016 grew $15.3 million, or 3%. The growth was primarily due to volume increases across all product groups within the segment. Nutritional specialty products grew $12.4 million, or 15%, primarily due to U.S. and E.U. volume growth of our products for the dairy and poultry industries. MFAs and other grew $4.2 million, or 1%, primarily due to volume growth in international markets, which offset declines in domestic volumes. Vaccines declined $1.2 million, or 2%, due to the $8.0 million in vaccine licensing milestone revenue recorded in the prior year. Excluding the prior year $8.0 million in vaccine licensing milestone revenue, vaccines grew $6.8 million, or 15%, principally from volume growth, including sales of MVP products.

Excluding the prior year $8.0 million of vaccine licensing milestone revenue, Animal Health net sales grew $23.3 million, or 5%.

Mineral Nutrition

Net sales of $216.7 million decreased $10.4 million, or 5%, for the year ended June 30, 2016. The decrease is due to lower average selling prices due to underlying raw material commodity price declines. Increased volumes from improved demand for trace mineral products partially offset the lower average selling prices.

Performance Products

Net sales of $48.7 million decreased $2.0 million, or 4%, for the year ended June 30, 2016, due to lower average selling prices of copper-based products and personal care ingredients and lower volumes of chemical catalyst products.

Gross profit

Gross profit of $239.0 million for the year ended June 30, 2016 increased $5.8 million, or 2%, as compared to the year ended June 30, 2015. Gross profit increased to 31.8% of net sales for the year ended June 30, 2016, as compared to 31.2% for the year ended June 30, 2015. Animal Health gross profit increased $6.8 million due to volume growth, lower unit costs from improved operating efficiencies and favorable currency movements. Current year Animal Health gross profit was reduced by $2.6 million of acquisition-related cost of goods sold, unfavorable

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vaccine manufacturing costs related to production interruptions, $1.2 million of increased acquisition-related intangible amortization and $1.1 million of increased depreciation expense due to recent capital expenditures. Excluding the prior year $8.0 million of vaccine licensing milestone revenue and gross profit and excluding the current year $2.6 million of acquisition-related cost of goods sold, Animal Health gross profit increased $17.4 million, or 9%. Mineral Nutrition gross profit increased $0.3 million due to lower material costs, partially offset by lower average selling price. Performance Products gross profit decreased $1.3 million due to lower average selling prices of copper-based products and personal care ingredients, partially offset by lower material costs.

Excluding the prior year $8.0 million of vaccine licensing milestone revenue and gross profit, the current year $2.6 million of acquisition-related cost of goods sold and acquisition-related amortization for each year, gross profit increased $17.6 million, or 8%.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $153.3 million for the year ended June 30, 2016 increased $7.7 million, or 5%, as compared to the year ended June 30, 2015. Animal Health accounted for $4.9 million of the increase, driven by increased acquisition-related accrued compensation and increased sales force and product development costs. Performance Products accounted for $0.6 of the increase due to higher environmental remediation costs. Corporate expenses accounted for $2.4 million of the increase, due to acquisition-related transaction costs and increased compensation and office-related costs.

Excluding acquisition-related intangible amortization, accrued compensation and transaction costs for each year, SG&A increased $6.4 million, or 4%.

Interest expense, net

Interest expense, net, of $16.6 million for the year ended June 30, 2016 increased $2.3 million, or 16%, compared to the year ended June 30, 2015. The increase is due to interest on increased borrowings under our Revolver and increased acquisition-related accrued interest of $0.9 million.

Excluding acquisition-related accrued interest for each year, interest expense, net, increased $1.4 million, or 10%.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2016 amounted to net gains of $7.6 million, as compared to $5.4 million in net gains for the year ended June 30, 2015. Foreign currency gains in the year ended June 30, 2016 were primarily due to the movement of Brazil, Mexico, South Africa and Argentina currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

The provision for income taxes for the year ended June 30, 2016 included a benefit of $19.6 million from the release of the valuation allowance for domestic deferred taxes and $4.8 million from the recognition of previously unrecognized tax benefits. As a result, the provision for income taxes for the year ended June 30, 2016 was a benefit of $6.0 million, an effective tax rate was (7.8)%. Excluding the benefit from these discrete items, the provision for income taxes was an effective tax rate of 24.0%. The provision for income taxes for the year ended June 30, 2015 was $18.5 million, an effective tax rate of 23.5%. The provision for income taxes for the year ended June 30, 2015 included a benefit of $1.2 million from the recognition of previously unrecognized tax benefits; excluding the benefit of this discrete item, the provision for income taxes was an effective tax rate of 25.0%.

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During the year ended June 30, 2016, we concluded that it was more likely than not that the value of domestic deferred tax assets would be realized, and it was no longer necessary to maintain a valuation allowance. Prior to releasing the valuation allowance, our domestic provision for income taxes was substantially offset by the utilization of domestic net operating losses that previously had been offset by a valuation allowance. As a result of the release of the valuation allowance, we expect our income tax provision in future periods to increase as we record an income tax provision on our domestic pre-tax income.

Net income (loss)

Net income of $82.7 million for the year ended June 30, 2016, increased $22.4 million, compared to net income of $60.3 million for the year ended June 30, 2015, as a result of the factors described above.

Diluted EPS

EPS was $2.07 for the year ended June 30, 2016, an increase of $0.56, compared to $1.51 for the year ended June 30, 2015, as a result of the increase in net income.

Adjusted EBITDA

Adjusted EBITDA of $114.1 million for the year ended June 30, 2016 increased $4.0 million, or 4%, as compared to the year ended June 30, 2015. Animal Health adjusted EBITDA increased $7.2 million, or 6%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Excluding the prior year $8.0 million of vaccine licensing milestone revenue and income, Animal Health adjusted EBITDA increased $15.2 million, or 14%. Mineral Nutrition increased $0.5 million, or 4%, due to improved operating margins from lower material costs, partially offset by lower average selling prices. Performance Products decreased $1.7 million, or 63%, due to lower average selling prices and higher SG&A costs. Corporate expenses increased $2.0 million due to increased compensation and office-related costs.

Excluding the prior year $8.0 million of vaccine licensing milestone revenue and income, adjusted EBITDA increased $12.0 million, or 12%.

Adjusted diluted EPS

Adjusted diluted EPS was $1.61 for the year, a decline of $0.11 compared to $1.72 last year. Increased depreciation expense, interest expense and income taxes accounted for approximately $0.21 of the decline. Adjusted EBITDA contributed approximately $0.10 of growth, partially offsetting the other factors.

Excluding the prior year $8.0 million of vaccine licensing milestone revenue and income, adjusted diluted EPS increased $0.09.

BALANCE SHEET AND CASH FLOWS

•	3.1x leverage ratio at June 30, 2016

–	$353 million total debt

–	$114 million adjusted EBITDA

•	$34 million cash on hand at June 30, 2016

•	$19 million net cash flow before financing for the June 2016 quarter

•	Dividend

–	$3.9 million quarterly dividend paid during the June 2016 quarter

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–	$3.9 million quarterly dividend to be paid September 2016

FINANCIAL GUIDANCE

Our guidance for fiscal year 2017 is shown in detail on the schedule included with this press release.

We expect consolidated net sales of $750 - $770 million, up to 2% growth over 2016. We expect Animal Health segment revenues of $495 - $510 million, an increase of 2% - 5%, representing most of the total growth. We expect nutritional specialties and vaccines will continue to grow at double-digit rates; we expect MFAs and other will be stable to a single-digit decline. Mineral Nutrition revenues are expected to decline slightly, with volume growth offset by reduced pricing related to commodity prices. Performance Products revenues are expected to be stable or decline slightly.

We expect our operating margins to expand to approximately 15.5% for the year, a 30bps improvement over fiscal year 2016. We expect an improved gross profit ratio, due to a combination of favorable business and product mix, will be the primary contributor to the margin expansion.

We expect adjusted EBITDA of $116 - $120 million, growth of 2% - 5%. Adjusted EBITDA will exclude the cost of a partial settlement of the pension plan, expected to be up to $3 million, in addition to recurring adjustments to exclude acquisition-related items and foreign exchange gains and losses.

We expect the adjusted effective rate for income taxes will be approximately 29.5% for 2017, similar to the revised adjusted effective rate for 2016. We have revised our reporting methodology to present the GAAP provision for income taxes, adjusted for the tax effect of pre-tax income adjustments and to remove non-recurring or discrete items, such as the benefit from the release of the valuation allowance in 2016. We revised our methodology in part to reflect recent SEC guidance on presentation of non-GAAP measures, which proscribes use of cash income taxes as a profitability measure.

We expect adjusted diluted EPS of $1.38 - $1.45, a decrease of 3% to an increase of 1%. Growth in adjusted EBITDA is largely offset by increased depreciation expense and interest expense in the calculation of adjusted net income.

We expect our quarterly results will grow at similar rates as our full year expectations, with lower growth rates earlier in the year and increased growth rates later in the year.

We expect to generate positive cash flows, after satisfying needs for working capital, capital expenditures, dividends and scheduled debt repayments. Capital expenditures are expected to be approximately $30 million. We remain interested in acquisitions and any positive cash flow could support potential acquisition activity.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 9:00 AM (EDT) on Tuesday, August 30, 2016, during which the company will review fourth quarter and fiscal year financial results, fiscal year 2017 guidance and respond to questions.

Details for the webcast and conference call:

Date: Tuesday, August 30, 2016
Time: 9:00 AM EDT
Location: http://investors.pahc.com
U.S. Toll-Free: +1 (877) 853-5634
International Toll: +1 (315) 625-6893
Conference ID: 52883527

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NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended June 30	2016	2015	Change
	(in millions, except per share amounts)

Net sales	$189.2	$185.0	$4.2	2%
Gross profit	59.6	60.0	(0.4)	(1)%
Selling, general and administrative	39.5	39.0	0.5	1%
Operating income	20.1	21.0	(0.9)	(4)%
Interest expense, net	4.5	3.7	0.8	23%
Foreign currency (gains) losses, net	(2.5)	1.5	(3.9)	*
Income before income taxes	18.0	15.8	2.2	14%
Provision (benefit) for income taxes	2.8	5.4	(2.6)	(48)%
Net income	$15.2	$10.4	$4.8	46%

Net income per share
basic	$0.39	$0.27	$0.12
diluted	$0.38	$0.26	$0.12

Weighted average common shares outstanding
basic	39.4	39.0
diluted	39.9	40.0

Ratio to net sales
Gross profit	31.5%	32.4%
Selling, general and administrative	20.9%	21.1%
Operating income	10.6%	11.3%
Income before income taxes	9.5%	8.5%
Net income	8.0%	5.6%
Effective tax rate	15.6%	34.2%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Twelve Months
For the Periods Ended June 30	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$751.5	$748.6	$2.9	0%	$740.6	$10.9	1%
Gross profit	239.0	233.3	5.8	2%	225.3	13.8	6%
Selling, general and administrative	153.3	145.6	7.7	5%	145.6	7.7	5%
Operating income	85.7	87.7	(1.9)	(2)%	79.7	6.1	8%
Interest expense, net	16.6	14.3	2.3	16%	14.3	2.3	16%
Foreign currency (gains) losses, net	(7.6)	(5.4)	(2.2)	*	(5.4)	(2.2)	*
Income before income taxes	76.8	78.8	(2.0)	(3)%	70.8	6.0	8%
Provision (benefit) for income taxes	(6.0)	18.5	(24.5)	*	18.5	(24.5)	*
Net income	$82.7	$60.3	$22.4	37%	$52.3	$30.4	58%

Net income per share
basic	$2.11	$1.55	$0.56		$1.34	$0.77
diluted	$2.07	$1.51	$0.56		$1.31	$0.76

Weighted average common shares outstanding
basic	39.3	39.0			39.0
diluted	40.0	39.8			39.8

Ratio to net sales
Gross profit	31.8%	31.2%			30.4%
Selling, general and administrative	20.4%	19.5%			19.7%
Operating income	11.4%	11.7%			10.8%
Income before income taxes	10.2%	10.5%			9.6%
Net income	11.0%	8.1%			7.1%
Effective tax rate	(7.8)%	23.5%			26.1%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the twelve months ended June 30, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended June 30	2016	2015	Change
	(in millions)
Net Sales
MFAs and other	$86.4	$84.2	$2.2	3%
Nutritional specialties	24.7	21.6	3.1	14%
Vaccines	15.1	11.7	3.4	29%
Animal Health	126.2	117.4	8.7	7%
Mineral Nutrition	50.3	55.6	(5.3)	(9)%
Performance Products	12.7	11.9	0.8	6%
Total	$189.2	$185.0	$4.2	2%

Adjusted EBITDA
Animal Health	$31.5	$29.9	$1.6	5%
Mineral Nutrition	3.6	3.4	0.2	5%
Performance Products	0.4	0.5	(0.1)	(11)%
Corporate	(7.2)	(6.7)	(0.5)	*
Total	$28.3	$27.0	$1.2	4%

Ratio to segment net sales
Animal Health	24.9%	25.4%
Mineral Nutrition	7.2%	6.2%
Performance Products	3.2%	3.8%
Corporate (1)	(3.8)%	(3.6)%
Total (1)	14.9%	14.6%
(1) reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$15.2	$10.4	$4.8	46%
Interest expense, net	4.5	3.7	0.8	23%
Provision for income taxes	2.8	5.4	(2.6)	(48)%
Depreciation and amortization	6.8	5.7	1.1	20%
EBITDA	29.3	25.2	4.2	17%
Acquisition-related cost of goods sold	1.0	-	1.0	*
Acquisition-related accrued compensation	0.4	0.4	-	0%
Acquisition-related transaction costs	-	-	-	*
Foreign currency (gains) losses, net	(2.5)	1.5	(3.9)	*
Adjusted EBITDA	$28.3	$27.0	$1.2	4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Twelve Months
					2015 ex-	Change ex-
For the Periods Ended June 30	2016	2015	Change		licensing (a)	licensing
	(in millions)
Net Sales
MFAs and other	$339.9	$335.7	$4.2	1%	$335.7	$4.2	1%
Nutritional specialties	94.1	81.7	12.4	15%	81.7	12.4	15%
Vaccines	52.1	53.4	(1.2)	(2)%	45.4	6.8	15%
Animal Health	486.1	470.8	15.3	3%	462.8	23.3	5%
Mineral Nutrition	216.7	227.1	(10.4)	(5)%	227.1	(10.4)	(5)%
Performance Products	48.7	50.7	(2.0)	(4)%	50.7	(2.0)	(4)%
Total	$751.5	$748.6	$2.9	0%	$740.6	$10.9	1%

Adjusted EBITDA
Animal Health	$127.4	$120.3	$7.2	6%	$112.3	$15.2	14%
Mineral Nutrition	15.0	14.4	0.5	4%	14.4	0.5	4%
Performance Products	1.0	2.6	(1.7)	(63)%	2.6	(1.7)	(63)%
Corporate	(29.3)	(27.3)	(2.0)	*	(27.3)	(2.0)	*
Total	$114.1	$110.0	$4.0	4%	$102.0	$12.0	12%

Ratio to segment net sales
Animal Health	26.2%	25.5%			24.3%
Mineral Nutrition	6.9%	6.4%			6.4%
Performance Products	2.0%	5.2%			5.2%
Corporate (1)	(3.9)%	(3.6)%			(3.7)%
Total (1)	15.2%	14.7%			13.8%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$82.7	$60.3	$22.4	37%	$52.3	$30.4	58%
Interest expense, net	16.6	14.3	2.3	16%	14.3	2.3	16%
Provision for income taxes	(6.0)	18.5	(24.5)	*	18.5	(24.5)	*
Depreciation and amortization	23.5	21.6	1.8	9%	21.6	1.8	9%
EBITDA	116.8	114.7	2.1	2%	106.7	10.1	9%
Acquisition-related cost of goods sold	2.6	-	2.6	*	-	2.6	*
Acquisition-related accrued compensation	1.7	0.7	0.9	125%	0.7	0.9	125%
Acquisition-related transaction costs	0.6	-	0.6	*	-	0.6	*
Foreign currency (gains) losses, net	(7.6)	(5.4)	(2.2)	*	(5.4)	(2.2)	*
Adjusted EBITDA	$114.1	$110.0	$4.0	4%	$102.0	$12.0	12%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(a) Our results for the twelve months ended June 30, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended June 30	2016	2015	Change
	(in millions, except per share amounts)

Net sales	$189.2	$185.0	$4.2	2%
Gross profit	61.8	60.8	1.0	2%
Selling, general and administrative	38.8	38.3	0.5	1%
Operating income	23.1	22.6	0.5	2%
Interest expense, net	4.1	3.3	0.8	25%
Foreign currency (gains) losses, net	-	-	-	*
Income before income taxes	18.9	19.3	(0.4)	(2)%
Provision (benefit) for income taxes	3.0	1.6	1.3	80%
Net income	$15.9	$17.6	$(1.7)	(10)%

Net income per share
basic	$0.40	$0.45	$(0.05)
diluted	$0.40	$0.44	($0.04)

Weighted average common shares outstanding
basic	39.4	39.0
diluted	39.9	40.0

Ratio to net sales
Gross profit	32.7%	32.9%
Selling, general and administrative	20.5%	20.7%
Operating income	12.2%	12.2%
Income before income taxes	10.0%	10.4%
Net income	8.4%	9.5%
Effective tax rate	15.7%	8.6%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$15.2	$10.4	$4.8	46%
Acquisition-related cost of goods sold	1.0	-	1.0	*
Acquisition-related intangible amortization(1)	1.3	0.9	0.4	47%
Acquisition-related intangible amortization(2)	0.3	0.3	(0.0)	(9)%
Acquisition-related compensation costs(2)	0.4	0.4	-	0%
Acquisition-related transaction costs(2)	-	-	-	*
Acquisition-related accrued interest	0.4	0.4	0.0	4%
Foreign currency (gains) losses, net(3)	(2.5)	1.5	(3.9)	*
Provision (benefit) for income taxes	(0.2)	3.8	(3.9)	*
Adjusted net income	$15.9	$17.6	$(1.7)	(10)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)included in cost of goods sold

(2)included in selling, general and administrative

(3)primarily related to intercompany balances

13

Phibro Animal Health Corporation

Adjusted Net Income

	Twelve Months
For the Periods Ended June 30	2016	2015	Change		2015 ex- licensing(a)	Change ex- licensing
	(in millions, except per share amounts)

Net sales	$751.5	$748.6	$2.9	0%	$740.6	$10.9	1%
Gross profit	245.9	236.4	9.6	4%	228.4	17.6	8%
Selling, general and administrative	149.8	143.4	6.4	4%	143.4	6.4	4%
Operating income	96.2	93.0	3.2	3%	85.0	11.2	13%
Interest expense, net	15.1	13.7	1.4	10%	13.7	1.4	10%
Foreign currency (gains) losses, net	-	-	-	*	-	-	*
Income before income taxes	81.1	79.3	1.8	2%	71.3	9.8	14%
Provision (benefit) for income taxes	16.8	10.8	6.0	56%	10.8	6.0	56%
Net income	$64.2	$68.5	$(4.3)	(6)%	$60.5	$3.7	6%

Net income per share
basic	$1.64	$1.76			$1.55
diluted	$1.61	$1.72	($0.11)		$1.52	$0.09

Weighted average common shares outstanding
basic	39.3	39.0			39.0
diluted	40.0	39.8			39.8

Ratio to net sales
Gross profit	32.7%	31.6%			30.8%
Selling, general and administrative	19.9%	19.2%			19.4%
Operating income	12.8%	12.4%			11.5%
Income before income taxes	10.8%	10.6%			9.6%
Net income	8.5%	9.2%			8.2%
Effective tax rate	20.8%	13.6%			15.1%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$82.7	$60.3	$22.4	37%	$52.3	$30.4	58%
Acquisition-related cost of goods sold	2.6	-	2.6	*	-	2.6	*
Acquisition-related intangible amortization(1)	4.3	3.1	1.2	40%	3.1	1.2	40%
Acquisition-related intangible amortization(2)	1.2	1.5	(0.2)	(17)%	1.5	(0.2)	(17)%
Acquisition-related compensation costs(2)	1.7	0.7	0.9	125%	0.7	0.9	125%
Acquisition-related transaction costs(2)	0.6	-	0.6	*	-	0.6	*
Acquisition-related accrued interest	1.5	0.6	0.9	141%	0.6	0.9	141%
Foreign currency (gains) losses, net(3)	(7.6)	(5.4)	(2.2)	*	(5.4)	(2.2)	*
Provision (benefit) for income taxes	(22.8)	7.7	(30.5)	*	7.7	(30.5)	*
Adjusted net income	$64.2	$68.5	$(4.3)	(6)%	$60.5	$3.7	6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)included in cost of goods sold

(2)included in selling, general and administrative

(3)primarily related to intercompany balances

(a) Our results for the twelve months ended June 30, 2015 included $8.0 million of revenue and income from milestone payments for licensing of vaccine delivery technology. For a better understanding of underlying trends, we also present comparisons with 2015 that exclude the prior year milestone payments.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2016	2015	Change	2016	2015	Change
	(in millions)			(in millions)

EBITDA	$29.3	$25.2	$4.2	$116.8	$114.7	$2.1
Acquisition-related cost of goods sold	1.0	-	1.0	2.6	-	2.6
Acquisition-related accrued compensation	0.4	0.4	-	1.7	0.7	0.9
Acquisition-related transaction costs	-	-	-	0.6	-	0.6
Foreign currency (gains) losses, net	(2.5)	1.5	(3.9)	(7.6)	(5.4)	(2.2)
Interest paid	(3.9)	(3.2)	(0.7)	(14.2)	(12.9)	(1.3)
Income taxes paid	(3.0)	(1.6)	(1.3)	(16.8)	(10.8)	(6.0)
Changes in operating assets and liabilities and other items	5.2	(0.4)	5.5	(45.8)	(17.6)	(28.2)
Net cash provided (used) by operating activities	$26.6	$21.9	$4.7	$37.2	$68.7	$(31.5)

Capital expenditures	$(7.7)	$(7.0)	$(0.7)	$(36.4)	$(20.1)	$(16.3)
Business acquisitions	(0.0)	(5.4)	5.3	(46.6)	(10.4)	(36.2)
Other investing	(0.0)	(0.0)	0.0	0.1	(4.0)	4.2
Net cash provided (used) by investing activities	$(7.7)	$(12.4)	$4.6	$(82.8)	$(34.5)	$(48.3)

Net cash flow before financing activities	$18.9	$9.5	$9.3	$(45.6)	$34.2	$(79.8)

15

Phibro Animal Health Corporation

Guidance for fiscal year 2017

	FY 2017 Guidance - adjusted basis			FY 2016 adjusted	Growth - adjusted basis			FY 2016 reported
	low		high		low		high
	(in millions, except per share amounts)

Net sales - Animal Health segment	$495	-	$510	$486	2%	-	5%	$486
Net sales	750	-	770	752	(0)%	-	2%	752

Adjusted EBITDA	116	-	120	114	2%	-	5%
Depreciation expense	21	-	21	18	18%	-	18%
Operating income	95	-	99	96	(1)%	-	3%	86
Interest expense, net	17	-	17	15	10%	-	10%	17
Foreign currency (gains) losses, net	-		-	-	*		*	(8)
Income before income taxes	78	-	82	81	(3)%	-	2%	77
Provision (benefit) for income taxes	23	-	24	24	(3)%	-	2%	(6)
Net income	$55	-	$58	$57	(3)%	-	2%	$83

Net income per share - diluted	$1.38		$1.45	$1.43	(3)%	-	1%	$2.07

Weighted average common shares outstanding
Diluted	40.0		40.0	40.0				40.0

Ratio to net sales
Adjusted EBITDA	15.5%	-	15.6%	15.2%
Effective tax rate	29.5%	-	29.5%	29.5%

* Calculation not meaningful

The methodology for the adjusted provision for income taxes has been revised for 2017 and the 2016 comparison, to present the GAAP provision for income taxes , adjusted for the tax effect of pre-tax income adjustments and to remove non-recurring or discrete items, such as the benefit from the release of the valuation allowance in 2016.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation
Richard Johnson
Chief Financial Officer
+1-201-329-7300
or
investor.relations@pahc.com

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